Exhibit 10.32

RESTRICTED STOCK AWARD AGREEMENT

(2013 FORM)

THIS AGREEMENT (the “Agreement”) is made effective as of                      the “Grant Date”), between Samson Resources Corporation (hereinafter called the “Company”), and                                         , an employee of the Company or of a subsidiary of the Company, hereinafter referred to as the “Grantee.” Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

WHEREAS, the Company desires to grant the Grantee shares of Common Stock, pursuant to the terms and conditions of this Agreement (the “Restricted Stock Award”), the Samson Resources Corporation 2011 Stock Incentive Plan (the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement), and the Stockholder’s Agreement (as defined in the Plan).

WHEREAS, the Board has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the shares of Common Stock provided for herein to the Grantee as an incentive for increased efforts during his employment with the Company, and has advised the Company thereof and instructed the undersigned officer to grant said Restricted Stock Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

(a) “Cause” means the occurrence of any of the following events: (a) Grantee’s commission of any serious crime involving fraud, dishonesty or a breach of trust as to the Company (including but not limited to, misrepresentation, embezzlement, or misappropriation); (b) Grantee’s material violation of either (i) any applicable confidential and proprietary information policy of the Company or (ii) any applicable code of conduct policy of the Company, as then in effect; (c) Grantee’s conviction, guilty plea, no contest plea, deferred adjudication or other trial diversion regarding any felony or any crime involving moral turpitude; or (d) Grantee’s failure to perform his or her duties in any material respect (other than any failure resulting from Grantee’s incapacity due to physical or mental illness or disability) or Grantee’s gross negligence or intentional misconduct in the performance of his or her duties, including any act or acts which affect the image or reputation of the Company or any part of the Company or which result in material financial loss to any part of the Company. Notwithstanding the immediately preceding item (d), any of the circumstances described in said item (d) may not serve as the basis for Cause unless (x) the Company provides written notice to Grantee within thirty (30) days following the Company’s initial knowledge of the existence and effect of the event(s) constituting Cause and (y) Grantee fails to cure such event(s) within thirty (30) days after receipt of such notice. Furthermore, no act or failure to act by Grantee shall be considered “intentional” unless done or omitted to be done by Grantee in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

(b) “Good Reason” means any of the following occurrences without an Grantee’s consent: (a) a diminution in Grantee’s annual base salary or annual cash target bonus opportunity; (b) relocation of Grantee’s current primary place of employment to a location that is more than 50 miles away from his or her current primary place of employment; or (c) a material diminution in Grantee’s duties and responsibilities with the Company on a continuing basis. Notwithstanding the foregoing, any of the circumstances described in the items immediately above may not serve as the basis for Good Reason unless (i) Grantee provides written notice to the Company within thirty (30) days of Grantee’s initial knowledge of the existence and effect of the event(s) constituting Good Reason and (ii) the Company Group fails to cure (to the extent curable) such events(s) within thirty (30) days after receipt from Grantee of such notice; provided that Good Reason will cease to exist with respect to an event thirty-one (31) days following Grantee’s initial knowledge of the existence and effect of such event, and Grantee will be deemed to have waived the right to claim Good Reason with respect to that event, provided further that the separate occurrence of an event similar to a waived event but arising out of new facts or circumstances will also constitute Good Reason and will be subject to a separate written notice and waiver procedure.

2. Grant of the Restricted Stock. Subject to the terms and conditions of the Plan, the Stockholder’s Agreement (and the agreements incorporated by reference therein), and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee                      shares of Common Stock (hereinafter called the “Restricted Stock”). The Restricted Stock shall vest and become nonforfeitable in accordance with Section 3 hereof.

3. Vesting.

(a) So long as the Grantee continues to be employed by the Company or any member of its Company Group through the applicable vesting date, the Restricted Stock shall vest as to one-third of such Shares on each of                     ,                      and                     ; provided, however, that if the Grantee’s employment is terminated without Cause by the Company Group, the Restricted Stock shall become vested, to the extent not previously vested, up to the total percentage that the Restricted Stock would have been vested as of such termination date if the Restricted Stock had originally vested with respect to 20% of such Shares on each of             ,                     ,                     ,                      and                     . Any Shares that becomes vested pursuant to this Section 3(a) shall hereafter be referred to as “Vested Restricted Stock.”

(b) Subject to the provisions of Section 3(a) above, if the Grantee’s employment with the Company or any of its Subsidiaries is terminated for any reason by the Company or its Subsidiaries, or by the Grantee, any Restricted Stock that has not yet become Vested Restricted Stock at such time shall be forfeited by the Grantee without consideration therefor.

4. Evidence of Grant. Evidence of the Restricted Stock being issued by the Company hereunder shall be registered in the Grantee’s name on the stock transfer books of the Company promptly after the date hereof.

5. Rights as a Stockholder and Restrictions. The Grantee shall be the record owner of the Restricted Stock unless or until such Restricted Stock is forfeited pursuant to Section 3 or is otherwise sold or disposed of as permitted under Section 6 or 10 of this Agreement, as applicable, and as record owner shall be entitled to all rights of a Common Stockholder of the Company, except that the Grantee shall have no right to receive or accrue dividends or distributions with respect to any unvested Restricted Stock.

6. Transferability. The Restricted Stock may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Agreement and the Stockholder’s Agreement. The book-entry for the Shares on the stock transfer books of the Company shall contain a legend stating that they are subject to transfer restrictions and shall be subject to such stop transfer orders and other restrictions as the Board (or its designated committee) may deem reasonably advisable under the Plan, the Stockholder’s Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Stock is listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws.

7. Restricted Stock Subject to Plan, Stockholder’s Agreement and Sale Participation Agreement.

(a) The Restricted Stock shall be subject to all terms and provisions of the Plan, to the extent applicable to the Restricted Stock. In the event of any conflict between this Agreement and the Plan, the Plan shall control. This Restricted Stock Award is being granted subject to the terms and conditions of that certain Stockholder’s Agreement attached as Exhibit A to this Agreement (the “2013 Stockholder’s Agreement”), with all such applicable terms hereby incorporated by reference and made a part hereof. In the event of any conflicts between this Agreement, the 2013 Stockholder’s Agreement and any other Stockholder’s Agreement to which the Grantee may already be a party, to the extent of the applicability of the terms thereof on the Restricted Stock, the terms of the 2013 Stockholder’s Agreement shall control.

(b) For purposes of the Sale Participation Agreement, Vested Restricted Stock shall be considered “Common Stock” that is eligible to be included in any Request (as defined in the Sale Participation Agreement) thereunder; no unvested Restricted Stock may be included in any Request.

8. Securities Laws. The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Restricted Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

9. Grantee’s Continued Employment with the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Grantee guarantees that the Grantee will continue to be employed by the Company or any of its Subsidiaries for any specified period of time.

10. Changes in Capitalization. The provisions of Sections 7 and 8 of the Plan shall apply to any unvested Restricted Stock outstanding under this Agreement on any relevant date.

11. Payment of Taxes. The Grantee shall have full responsibility, and the Company shall have no responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to such Restricted Stock, including upon the vesting of the Restricted Stock; provided, however, that at the time of any vesting of any portion of the Restricted Stock, subject to any limits imposed under the Company’s credit facility(ies) at such time on the Company’s ability to provide for the following, the Grantee may elect to have the Company (a) withhold from such Vested Restricted Stock a number of Shares having an aggregate Fair Market Value equal to the minimum amount of income and employment taxes required to be withheld under applicable laws and regulations in respect of the vesting of such Restricted Stock (all such taxes required to be withheld, in the aggregate, the “Minimum Tax”) and (b) pay the corresponding amount of such Minimum Tax due to the appropriate taxing authorities in cash on behalf of the Grantee. Any fractional shares resulting from the payment of the withholding amounts shall be liquidated and paid in cash to the U.S. Treasury as additional federal income tax withholding for the Grantee. The Grantee shall be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting of the Restricted Stock. In connection with the foregoing, the Grantee may, at his option, elect to recognize the fair value of the Restricted Stock upon the Grant Date pursuant to Section 83 of the Internal Revenue Code of 1986, as amended. The Grantee is hereby advised to seek his own tax counsel regarding the taxation of the grant of Restricted Stock made hereunder.

12. Limitation on Obligations. The Company’s obligation with respect to the Restricted Stock granted hereunder is limited solely to the delivery to the Grantee of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation.

13. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

14. Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

15. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SAMSON RESOURCES CORPORATION

By:
Name:	Randy L. Limbacher
Title:	CEO and President

GRANTEE